EXHIBIT 21

SUBSIDIARIES OF THE CORPORATION

State or Country of
Subsidiaries of Registrant	Incorporation or Organization

Lamson & Sessions, Co.	Ohio
Jennings Technology Company, LLC	Delaware
T&B Power Solutions, LLC	Delaware
Thomas & Betts International, Inc.	Delaware
TBSPV, Inc.	Delaware
Homac Manufacturing Company	Florida
T.B. Acquisition Corp.	Delaware
Carlon & Chimes, Co.	Delaware
Lamson & Sessions, Ltd.	Canada
Dimango Products Corporation	Michigan
Southland Realty Co., LLC	Florida
Homac IC DISC, Inc.	Nevada
LMS Asia Limited	Hong Kong
T&B Japan Ltd. KK Branch	Japan
T&B Sales, Co. Ltd.	Japan
T&B Asia BHD	Malaysia
T&B Asia Pte. Ltd.	Singapore
T&B Europe, Inc.	Delaware
Dutch L.P., Inc.	Delaware
Augat Europe, Inc.	Delaware
T&B A Ltd.	Israel
T&B Caribe, Corp.	Delaware
T&B Division Mexico S. de R.L. de C.V.	Mexico
T&B Mexico LLC	Delaware
T&B Sales Limited	Hong Kong
T&B Limited	Canada
T&B Investments Ltd.	Canada
T&B Caribe, Inc.	Puerto Rico
T&B Manufacturing, Inc.	Canada
T&B Ltd.	Canada
T&B Australasia Pty. Ltd.	Australia
Thomas & Betts Netherlands B.V.	Netherlands
T&B Europe C.V.	Netherlands
T&B de Mexico S. de R.L. de C.V.	Mexico
T&B Monterrey S. de R.L. de C.V.	Mexico
T&B Communicaciones S. de R.L. de C.V.	Mexico
T&B Corporacion Mexicana S.A. de C.V.	Mexico
T&B Procesos de Mexico S. de R.L. de C.V.	Mexico
Boreal Braidings, Inc.	Canada
Boreal Plating, Inc.	Canada
T&B European Centre S.A.	Belgium
T&B Benelux BVBA	Belgium
Reznor N.V.	Belgium
Kaufel France S.A.	France
T&B Vertriebs GmbH	Germany
Kaufel Van Lien Barendrecht GmbH	Germany
T&B Gyarto Kft.	Hungary
T&B Sales Srl.	Italy
T&B Holdings Limited	U.K.
Group Thermalliance S.A.	France
Kaufel S.A.	France
Drilling Technical Supply	France
KVBL Beteiligungsverwaltungs GmbH	Germany
T&B Limited	U.K.
Gaz Industrie S.A.	France
SCI ICL	France
Kaufel GmbH & Co.	Germany
W.J. Furse & Co. Ltd.	UK
Royce Thompson Limited	UK
Acti	France
Gaz Industri SCP	France